Exhibit 99.2

Charah Solutions, Inc. Reports Earning Statement for the Twelve Months Ended September 30, 2019
Louisville, KY – November 13, 2019 – Charah Solutions, Inc. (NYSE: CHRA) (“Charah Solutions” or the “Company”), a leading provider of environmental and maintenance services to the power generation industry, has made available to the Company's security holders an earning statement covering a period of twelve months beginning with the first fiscal quarter occurring after the date of the Company's initial public offering. This earning statement shall satisfy the provisions of Section 11(a) of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.
ABOUT CHARAH SOLUTIONS
With 30 years of experience, Charah ® Solutions, Inc. is a leading provider of environmental and maintenance services to the power generation industry, with operations in fossil fuel and nuclear power generation sites across the country. Based in Louisville, Kentucky, Charah Solutions assists utilities with all aspects of managing and recycling ash byproducts generated from the combustion of coal in the production of electricity as well as routine power plant maintenance and outage services for the fossil fuel and nuclear power generation industry. The company also designs and implements solutions for ash pond management and closure, landfill construction, fly ash and slag sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit  www.charah.com.

CHARAH SOLUTIONS, INC.
Condensed Consolidated Statements of Operations
(dollars in thousands except per share data)
(Unaudited)

Twelve Months Ended
September 30,
2019
Revenue	$608,515
Cost of sales	559,967
Gross profit	48,548
General and administrative expenses	56,289
Operating loss	(7,741)
Interest expense, net	(18,505)
Income from equity method investment	2,219
Loss before income taxes	(24,027)
Income tax benefit	(7,155)
Net loss	(16,872)
Less income attributable to non-controlling interest	2,818
Net loss attributable to Charah Solutions, Inc.	$(19,690)

Loss per common share:
Basic	$(0.67)
Diluted	$(0.67)

Weighted-average shares outstanding used in loss per common share:
Basic	29,358,894
Diluted	29,358,894